Exhibit 10.01

EMPLOYMENT AGREEMENT

In consideration for being employed by Adaptec, Inc. (hereinafter, “Adaptec”),

Christopher O’Meara (hereinafter, “Employee”) and Adaptec acknowledge and agree to be bound by the following Executive Employment Agreement:

1.             DUTIES AND RESPONSIBILITIES: Employee will be employed by Adaptec in the position of Chief Financial Officer, reporting to Adaptec’s Chief Executive Officer (hereinafter, “CEO”). Employee’s duties and responsibilities will be assigned by Adaptec’s CEO or his designee. Employee’s duties and responsibilities may be altered, modified and changed as Adaptec’s CEO deems appropriate.

2.             COMPENSATION: Employee’s base salary will be $325,000 per year. Adaptec’s CEO and Compensation Committee of the Board of Directors may increase Employee’s base salary from time to time as they deem appropriate. In addition, Employee will be eligible to participate in Adaptec’s Executive Bonus Incentive Plan at a targeted amount of 60% of annual base salary. That plan has a variable payout based upon Adaptec’s performance, as well as the performance of Employee. The performance targets for Adaptec and Employee which shall serve as the basis for awarding Employee an incentive bonus shall be established by Adaptec’s CEO and Board of Directors, in their sole discretion, at the beginning of each Fiscal Year. It is within the sole discretion of Adaptec’s CEO or his designee to determine whether Employee achieved all or part of the targets established as well as the resulting bonus amount to be awarded. All bonus plans, including all performance targets and all other aspects and conditions of those plans, shall be established by and subject to change and modification by Adaptec’s CEO and Board of Directors in their sole discretion.

3.             STOCK OPTIONS:  In accordance with the Company’s Stock Option Plan, the Compensation Committee of our Board of Director’s approved that Employee be granted an option to purchase 300,000 shares of Adaptec stock. The Option shall be an “Incentive Stock Option” to the maximum limit allowable under the 2004 Plan and IRS regulations. Any portion of this Option in excess of the 2004 Plan and IRS limitations shall be deemed to be a Non-Qualified Stock Option. The exercise price of the Option shall be the fair market value of Adaptec’s common stock on the date of grant. The price is set at the closing market price the day prior to Employee’s first date of employment with Adaptec. These options will vest 25% on the one-year anniversary of Employee’s hire date and quarterly thereafter, at 6.25% and will be fully vested at the end of four years. As deemed appropriate by Adaptec’s CEO and Board of Directors, Employee may receive option grants under the 2004 Equity Incentive Plan. The future grants will vary in number given and in vesting schedules

4.             BENEFITS: Employee shall be eligible for all benefits normally and regularly provided to Adaptec’s executive staff as may be in effect from time to time, if any, in accordance with the rules established from time to time for individual participation in any such plans. Since Employee is a rehire he will receive prior service credit for vacation benefits and will accrue at a rate of 20 days of vacation per year. In addition, Employee will be entitled to receive the following benefits: a $650 per month automobile allowance, reimbursement for personal financial and tax advice up to $2,500 per year, reimbursement for health club initiation fees of up to $300 plus 50% of the club’s monthly dues up to $55.00 per month, survivor benefit management services up to a maximum cost of $3,000, and a company-paid annual physical examination. Employee shall also be eligible to participate in Adaptec’s Deferred Compensation Plan as provided by that plan’s documents.

5.             EMPLOYEE’S AT-WILL EMPLOYMENT: Employee understands and agrees that his employment relationship with Adaptec is for an INDEFINITE PERIOD and is on an AT-WILL basis. This means that Employee is free to terminate his employment with Adaptec at any time with or without cause or notice and that Adaptec is similarly entitled to terminate Employee’s employment at any time with or without cause or notice. Employee understands and agrees that the AT-WILL nature of his employment with Adaptec will be maintained throughout the time he is employed by Adaptec and can only be changed by an express written employment contract specifically prepared for Employee and signed by Adaptec’s CEO. If Employee’s employment is terminated for any reason, including as a result of resignation or constructive termination, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as expressly and specifically required by Paragraph 8 of this Agreement.

6.             OUTSIDE ACTIVITIES: During Employee’s employment with Adaptec, he agrees to devote his full productive time, energies and abilities to the proper and efficient management of Adaptec’s business. Without express, prior written authorization from Adaptec’s Board of Directors, Employee shall not, directly or indirectly, during the term of his employment: (1) render services of a business, professional or commercial nature, to any other person, firm, entity, or business, whether for compensation or otherwise; or (2) engage in any activity competitive with or adverse to Adaptec’s business or welfare, whether alone, or as an owner, shareholder or partner, or as an officer, director, employee, advisor, contractor or consultant; or (3) serve as a Director of a for-profit public company or as a Director of a for profit private company with a valuation in excess of $10,000,000, without the prior written consent of Adaptec’s CEO.

7.             PROTECTION OF ADAPTEC’S CONFIDENTIAL AND PROPRIETARY INFORMATION AND TRADE SECRETS: During Employee’s employment with Adaptec as well as at all times following his termination thereof, Employee agrees to abide by and comply with the Employee Proprietary Information Agreement which he entered into, a copy of which is attached hereto and incorporated herein as “Exhibit A.”

8.             TERMINATION OF EMPLOYMENT:

(a)           Termination for Cause: Adaptec and Employee agree that Adaptec may terminate Employee’s employment and terminate this Agreement at any time “for cause,” which shall include any one or more of the following reasons:

(1) A deliberate or serious violation of the Employee’s material duties as assigned by Adaptec’s CEO;

(2) Refusal or unwillingness to perform such material duties in good faith;

(3) A breach or violation of any other terms or conditions of this Agreement, including the Employee Proprietary Information Agreement;

(4) Neglect or poor performance of duties, if not remedied to Adaptec’s CEO’s satisfaction after written notice has been given to the Employee by Adaptec’s CEO or his designee;

(5) Arrest of the Employee for a felony, a serious violation of the law, or other crime involving moral turpitude, fraud, misappropriation of funds, habitual insobriety or illegal drug use;

(6) Substance abuse or any other action on the part of the Employee involving willful and deliberate malfeasance or gross negligence in the performance of his duties and responsibilities;

(7) Prolonged absence from duties without the consent and approval of Adaptec’s CEO, including but not limited to, where Employee is permanently disabled, which, from the CEO’s sole discretion, constitutes justification for Employee’s termination;

(8) Employee’s death.

(b)           Consequences of Termination for Cause: In the event Adaptec exercises its option to terminate Employee “for cause” as defined in this paragraph, Employee shall be entitled only to the unpaid salary and unused vacation benefits which he has accrued through and until the date of his termination. There shall be no entitlement to compensation for any partially-accrued, unused sabbatical. Employee shall be entitled to no other or further compensation, benefits or severance payments of any kind or nature in the event he is terminated “for cause.” Should the Employee be terminated “for cause” as provided in this paragraph, Adaptec will provide the Employee with a written statement detailing such cause.

(c)           Termination Without Cause: Adaptec, by action of its CEO, may terminate

Employee’s employment and terminate this Employment Agreement at any time and for any reason without cause by giving Employee written notification of termination. In the event Adaptec exercises its option to terminate Employee without cause, upon Employee signing a Separation Agreement and General Release, Adaptec shall:

(1) pay Employee his unpaid salary and unused vacation benefits he has accrued prior to the date of his termination;

(2) pay to Employee within 30 days following his termination of employment with Adaptec a one-time payment equal to one year of base salary; plus an additional week of base salary for each year of service beyond three years of service. Employee’s prior service to the 2006 rehire date will not be considered in calculating tenure.

(3) provide outplacement services on Employee’s behalf through the use of a company or consultant to be chosen by Employee in an amount not to exceed $10,000, said payments to be made directly to the outplacement service provider;

(4) provide Employee and his legal dependents with coverage under Adaptec’s health, vision and dental insurance plans pursuant to the terms of the Consolidated Omnibus Budget And Reconciliation Act (“COBRA”) following the termination of Employee’s employment with Adaptec. Adaptec agrees to pay the premiums for those COBRA benefits for the period of one year following the termination of his employment.

(d)           Change of Control:  If within one (1) year of the Change of Control: 1)A material reduction, without Employee’s consent, of the annual base and target incentive compensation specified in this letter of agreement; 2) The failure of the Company’s successor after a Change in Control to assume this letter of agreement. 3) Employee’s employment is terminated without cause by the Company 4) if the Employee’s position of responsibility is substantially changed or 5) if the position relocates to more than 25 additional commute miles (one way) and the employee elects to be terminated:

Upon signing a Separation Agreement and General Release, Employee shall receive a one-time payment equal to 1 (one) times the annual base pay, 1 (one) times the targeted bonus, COBRA benefits for 1 (one) year, and outplacement assistance as noted in (c) (3). Employee will also receive accelerated option vesting as noted in the Change of Control provisions of the 2004 Equity Incentive Plan. If the employee has less than one year of service with the Company at time of Change of Control termination, then Employee will receive the greater of a prorated amount of (d) or the full payment in the prior section (c) (1- 4) whichever is greater.

(e)           Termination at Option of Employee: This Agreement may be terminated by Employee and Employee has the right to resign his employment with Employer in his sole discretion at any time. In the event the Employee terminates his employment at any time for any reason, the Employee shall be entitled only to the compensation and unused vacation benefits earned by him up to and including the effective date of his termination, and he shall be entitled to no further or other compensation, benefits, or severance payments of any nature or kind.

(f)            Return of Adaptec Equipment and Property. At the time of Employee’s termination of employment with Adaptec, Employee agrees to return to Adaptec all Adaptec property and equipment, including but not limited to, computers, printers, computer diskettes, software, files, records, computations, reports, studies, manuals, notebooks, documents, correspondence, customer lists, lists of potential customers, and any and all other confidential information or records and other similar items relating to Adaptec’s business, whether prepared by Employee or otherwise coming into Employee’s possession.

9.             FINAL AND BINDING ARBITRATION:

(a)           Final and Binding Arbitration: In the event any controversy or dispute arises in connection with the validity, construction, application, enforcement or breach of this Agreement, including any and all claims that the Employee may have against Adaptec or any of its officers, directors, employees and/or agents acting in their official capacity or otherwise, and all disputes and claims Adaptec may have against Employee, shall be submitted and subjected to final and binding arbitration pursuant to the employment dispute resolution rules of the American Arbitration Association and the California Arbitration Act and the parties hereto expressly waive their rights, if any, to have such matters heard by a court or jury, or administrative agency, whether state or federal. The claims covered by this Agreement which shall be submitted to final and binding arbitration include, but are not limited to, claims for breach of this Agreement, claims for wrongful termination and constructive termination, including any and all claims for compensation and benefits as called for in paragraph 8 of this Agreement; claims for wages or other compensation and benefits due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, color, sex, religion, national origin, age, sexual orientation, marital status, medical condition, family leave, handicap and/or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state or other governmental law, statute, regulation, constitution or ordinance, with the exception of claims excluded in Paragraph 9(b) below.

(b)           Claims Not Covered By And Excluded From Binding Arbitration: The parties agree that any claims that the Employee may have for workers’ compensation or unemployment compensation benefits are not subject to final and binding arbitration. In addition, the parties agree that both parties shall have the right to seek injunctive relief from a court of competent jurisdiction.

(c)           Required Notice Of All Claims and Statute Of Limitations: The parties agree that the aggrieved party must be given written notice of any claim to be arbitrated to the other party within the period of time required by the applicable federal or state statute of limitations. If proper and adequate notice is not given, then the parties agree that any such claim shall not be arbitrated and shall be waived and cannot be brought or litigated in any judicial, arbitral or administrative forum at any time in the future.

(d)           Legal Representation: The parties agree that each party to the arbitration may be represented by an attorney or other representative of their own choosing.

(e)           Arbitration Procedures: The parties agree to abide by the employment rules and procedures as set forth by the American Arbitration Association. The arbitration shall take place in Santa Clara County, California. The arbitrator shall be selected as follows. The party seeking to arbitrate the dispute shall request a list of seven arbitrators from the American Arbitration Association, said arbitrators to be knowledgeable and experienced in handling employment law matters. Each party shall take turns striking one name from the list, until only one name remains. The party seeking to arbitrate the claim shall strike the first name from the list.

The arbitrator shall apply the substantive law and all applicable remedies of the state in which the claim arose, or federal law, or both, as applicable to the claims asserted. The arbitrator, and not any federal, state or local court or agency, shall have exclusive authority over any dispute relating to the interpretation, applicability, enforceability, formation or breach of this Agreement, including but not limited to any claim that any or all part of the Agreement is void or voidable. The arbitration shall be final and binding upon the parties. The arbitrator shall have the authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motion under the Federal Rules of Civil Procedure.

The parties shall have the right to arrange for and share the cost of a court reporter to provide a stenographic recording of the arbitration proceedings. At the close of the arbitration hearing, the parties shall have the right to prepare and submit post-hearing briefs. The time for filing such a brief shall be set by the arbitrator.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, the parties agree that they will not initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

Adaptec shall pay for all fees and costs of the arbitrator as well as for the cost of the hearing room. Each party shall pay for its own costs and attorneys’ fees, if any, incurred in connection with the arbitration. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party.

This Agreement to arbitrate shall survive the termination of Employee’s employment. This is the complete agreement of the parties on the subject of arbitrating disputes.

10.           PAYMENT OF TAXES: All payments made to Employee under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes.

11.           ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements or understandings, whether oral, implied or in writing, between the parties hereto with respect to the subject matters covered herein, and contains all of the covenants and agreements between the parties with respect to such matters in their entirety. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification to this Agreement shall be effective only if it is in writing and signed by Employee and Adaptec’s CEO.

12.           PARTIAL INVALIDITY: If any other provision in this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

13.           APPLICABLE LAW: The laws of the State of California shall govern this Agreement, notwithstanding conflict of laws.

14.           CONFIDENTIALITY: Employee agrees that at all times during his employment with Adaptec and following his termination he shall maintain as strictly confidential the existence of, and terms and conditions contained in, the Agreement, to the fullest extent allowed by law.

15.           PREPARATION OF AGREEMENT: Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

16.           NOTICES: Any notice pursuant to this Agreement shall be deemed validly given or served if given in writing and delivered personally or ten (10) calendar days after being sent by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to Adaptec in writing. In the case of Adaptec, mailed notices shall be directed and addressed to Chairman and Chief Executive Officer, Adaptec, Inc., 691 South Milpitas Blvd., Milpitas, CA 95035.

17.           CONTINUING OBLIGATIONS: Whether or not Employee’s employment relationship with Adaptec is terminated, neither Employee nor Adaptec shall be relieved of the continuing obligations of the covenants contained in this Agreement.

18.           SUCCESSORS: Adaptec shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Adaptec’s assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Adaptec’s obligations under this Agreement in the same manner and to the same extent that Adaptec would be required to perform if no such succession or assignment had taken place.

19.           EMPLOYEE’S REPRESENTATIONS: Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and his execution and performance of this Agreement is not in violation or breach of any other agreement between him and any other person or entity. Employee acknowledges and agrees that he is entering into this Agreement voluntarily and free of any duress or coercion.

ADAPTEC, INC.

‘Sundi’ Subramanian Sundaresh
Chief Executive Officer

Entered into at Milpitas, California,
this 21st day of March, 2006.

/s/ Christopher O’Meara		March 21, 2006
Christopher O’Meara (signature)	(print name)	(start date)

Entered into at Milpitas, California,
this 21st day of March, 2006.

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

As an employee of Adaptec, Inc., its subsidiary or its affiliate (together, the “Company”) and in consideration of the compensation now and hereafter paid to me, I agree to the following:

1.             Maintain Confidential Information.

a.                                       Company Information. I agree at all times during the term of employment and thereafter to hold in strictest confidence, not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, discoveries, developments, improvements, techniques, computer programs, data bases, other original works of authorship, customer and supplier lists, business plans, programs, sales or financial information, or other subject matter pertaining to any business of the Company or any of its clients, consultants, or licensees.

b.                                      Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, or any other person, and that I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former or concurrent employers or companies, or any other person, unless consented to in writing by said employers, companies, or other person.

c.                                       Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation, except as necessary in carrying out my work for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company.

2.             Retaining and Assigning Inventions and Original Works.

a.                                       Inventions and Original Works Retained by Me. I have listed in Section 8 hereof, descriptions of any and all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s proposed business and products, and which are not assigned to the Company.

b.                                      Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements, or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employment of the Company. I recognize, however, that assignment to the Company under this provision of any invention is subject to Section 2870 of the California Labor Code which reads as follows:

“(a)                            Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights to an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstratively anticipated research or development of the employer; or

(2)                                  Result from any work performed by the employee for the employer.

“(b)                           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and unenforceable.”

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectible by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101).

c.                                       Maintenance of Records. I agree to keep and maintain adequate and current written records of all inventions and original works of authorship made by me and all work, study and investigation done by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d.                                      Inventions Assigned to the United States. I agree to assign to the United States government, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements, or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

e.                                       Obtaining Letters Patent, Copyrights, and Mask Work Rights. I agree that my obligation to assist the Company or its nominee to obtain or enforce United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the

Company is unable because of my mental or physical incapacity or for any reason to secure my signature to apply for or to pursue any application or enforce any rights for any United States or foreign letters patent, copyrights, or mask work rights covering inventions or other rights assigned to the Company, as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and stead and to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution, issuance or enforcement of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectible by copyright are “works for hire” as that term is defined in the United States Copyright Act. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever, which I now or may hereafter have infringement of any patents, copyrights, or mask work rights resulting from any such application assigned hereunder to the Company.

f.                                         Exception to Assignment. I understand that the provisions of this Agreement requiring assignment to the Company do not apply to any invention which is exempt from assignment under the provisions of Section 2870 of the California Labor Code. I will advise the Company promptly in writing of any inventions, original works of authorship, developments, improvements, or trade secrets that I believe are exempt from assignment to the Company based upon the application of Section 2870 of the California Labor Code, and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that are exempt from assignment under the provisions of Section 2870 of the California Labor Code.

3.                                       Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4.                                       Solicitation of Company Employees. I agree that while employed by the Company and for one year following the termination of my employment, I will not disrupt, damage, impair, or interfere with the business of the Company, or directly or indirectly alone or in concert with others solicit the services of any Company employee for another employer, or otherwise induce or attempt to induce such employees to terminate their employment with Adaptec.

5.                                       Company Documents and Property. I agree that at the time of leaving the employment of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including the computer information and telecommunications systems (and all information stored therein), desks, filing cabinets, or other storage or work area is subject to inspection by Company personnel at any time, with or without notice. In the event of termination of my employment, I agree to sign and deliver “Termination Statement” attached hereto as Exhibit A.

6.                                       Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and agree that I will not enter into, any oral or written agreement in conflict herewith.

7.             General Provisions.

a.                                       Governing Law. This Agreement will be governed by the laws of the State of California.

b.                                      Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged.Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

c.                                       Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d.                                      Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

e.                                       Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

f.                                         Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, or shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

8.                                       List of Inventions. Pursuant to Section 2(a) of this Agreement, below is a list of my prior inventions and original works of authorship.

Title	Date	Brief Description

In the event, as a result of my work for the Company, the Company would infringe any intellectual property right of mine listed in Section 8 hereof, the Company shall automatically have a royalty free, nonexclusive license throughout the work including the right to grant and sublicense to the extent necessary to permit the Company to use and to enjoy all the resulting product of such work of mine to the fullest extent, unless, prior to initiating any such work, I obtain the waiver, in writing, of the Company, by an officer of the Company waiving the Company’s license in such instance.

IF NO PRIOR INVENTIONS OR WORKS OF AUTHORSHIP ARE LISTED IN SECTION 8 HEREIN, I HEREBY AFFIRM THAT THERE ARE NO SUCH INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP.

/s/ Christopher O’Meara
Signature of Employee	Name of Employee (typed or printed)

March 21, 2006
Dated

ACCEPTED AND AGREED:

Adaptec, Inc.

By:	Title:

Dated: